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                         MANUFACTURERS INVESTMENT TRUST

                        Amendment to Declaration of Trust

      The undersigned, being a majority of the Trustees of Manufacturers Investment Trust (the "Trust"), acting pursuant to Section 7.3 of the Agreement and Declaration of Trust of the Trust dated September 29, 1988 (the "Declaration of Trust") hereby amend and restate the first sentence of Article I, Section 1.1 of the Declaration to read in its entirety "This Trust shall be known as "John Hancock Trust," and the Trustees shall conduct the business of the Trust, have all documents executed and sue or be sued under that name or any other name or names as they may from time to time determine."

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      In witness whereof, the undersigned have executed this instrument in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust this 1st day of January, 2005.

________________________                    _______________________
Don B. Allen                                Charles L. Bardelis

________________________                    _______________________
John D. DesPrez, III                        F. David Rolwing

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John D. Richardson

The Agreement and Declaration of Trust of the Trust, September 29, 1988, a copy of which together with all amendments thereto is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that this instrument was executed by the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of them or the shareholders of the Trust individually but are binding only upon the assets belonging to the Trust, or the particular Series of Shares in question, as the case may be.